[Ningbo Heng Bang Long Electrical Equipment Co., Ltd.]
(as the “Purchaser”)

and

[Ningbo Bang Shi Da Electrical Equipment Co., Ltd.]
(as the “Seller”)

and

Fan Wenda
 (as the “Guarantor” of the Seller)

Asset and Business Purchase Agreement

November 6, 2010, in Shenzhen

This Asset and Business Purchase Agreement is made and entered into by and among the following parties on November 6, 2010 (the “Execution Date”) in the Peoples Republic of China (“China”):

Purchaser:	[Ningbo Heng Bang Long Electrical Equipment Co., Ltd.] (the “Purchaser”)
Registered Address: No. 17, Tian Tong Road, Hu Di Village, Lin Shan Town, Yuyao
Legal Representative: Wang Yue
Title: Chairman of the Board

Seller:	[Ningbo Bang Shi Da Electrical Equipment Co., Ltd.] (the “Seller”)
Registered Address: Hu Di Village, Lin Shan Town, Yuyao
Legal Representative: Fan Wenda
Title: Chairman of the Board

Guarantor of the Seller:	Fan Wenda (the “Guarantor”)
ID Number: 330219197710282890
Address: Hu Di Village, Lin Shan Town, Yuyao

The forgoing parties shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas

1、
The Seller is a limited liability company duly incorporated and validly existing under the laws of China, mainly engaging in (i) the production and processing of auto electrical equipment, plastic products, hardware, auto fittings and moulds; and (ii) dealing in or acting as an agent of import and export of goods and technology (except for goods and technology restricted to be operated or prohibited to be imported and exported by the State);

2、
The Purchaser is a limited liability company duly incorporated and validly existing in Lin Shan Town, Yuyao, under the laws of China, mainly engaging in (i) the production and processing of auto electrical equipment, plastic products, hardware, auto fittings, moulds and micro motor and relevant fittings; and (ii) dealing in or acting as an agent of import and export of goods and technology;

3、
The Seller desires to transfer all of the Target Assets and Target Business to the Purchaser, and the Purchaser desires to acquire the Target Assets and Target Business from the Seller according to this Agreement (“Asset Purchase”).

Through amicable negotiation, the Parties agrees as follows

CHAPTER I    DEFINITION

1.	Except as otherwise prescribed in this Agreement, words and expressions as below shall have the following meanings:

(1)  “Agreement” means this Asset and Business Purchase Agreement, all the exhibits, schedules attached hereto, all the supplement agreements, exhibits and schedule executed for unmentioned matters of this Asset and Business Purchase Agreement, and any agreement, memorandum executed for amendment of such documents, and, from time to time, any amendments, alteration and supplement made in any form to above documents.

(2)  “Purchaser” means [Ningbo Heng Bang Long Electrical Equipment Co., Ltd.]

(3)  “Controller” means [Shenzhen Yue Peng Cheng Electric Motor Co., Ltd.], which is the controlling shareholder of the Purchaser, with its registered address at Fu Yuaner Road, High-tech Park, Fu Yong Street, Fu Yong Town, Shenzhen. The legal representative is Li Jianrong.

(4)  “Seller” means [Ningbo Bang Shi Da Electrical Equipment Co., Ltd.]

(5)  “Guarantor” means Mr. Fan Wenda, who is the shareholder of Ningbo Bang Shi Da Electrical Equipment Co., Ltd.

(6)  “Evaluation Report” means Assets Evaluation Report on [Ningbo Bang Shi Da Electrical Equipment Co., Ltd.] Regarding to the Proposed Asset Acquisition by China Electric Motor, Inc. (Shen Guo Zhong Lian Ping Bao Zi [2010] No. 2-430) issued on September 30, 2010 by Shenzhen Tian Jian Guo Zhong Lian Asset, Land and Real Property Evaluation Co., Ltd., the evaluation base date of which is August 31, 2010.

(7)  “Target Assets” means all of the assets actually controlled and/or operated by the Seller, including but not limited to the inventory and fixed assets as described on Exhibit 2 attached hereto. Each Party confirms that the real property and vehicles of the Seller shall not be included in the definition of Target Assets.

(8)  “Inventory” means all products that have been produced but not sold by the Seller at the Closing Date, semi-manufactured products in good quality and raw materials (excluding the excess materials), as described on the Summary Schedule and Detailed Schedule of Inventory Evaluation attached hereto as Exhibit 2.

(9)  “Fixed Asset” means all equipment owned by the Seller and used in the operation of the Target Business at the Closing Date, as described on the Summary Schedule and Detailed Schedule of Fixed Asset Evaluation attached hereto as Exhibit 2.

(10)  “Target Business” means the business of production and processing of auto electrical equipment, plastic product, hardware, auto fittings and moulds, and dealing in or acting as an agent of import and export of goods and technology (except for goods and technology restricted to be operated or prohibited to be imported and exported by the State), which is operated by the Seller and proposed to be controlled, operated and managed by Purchaser after the Closing Date pursuant to this Agreement, including, but is not limited to, those Clients listed on Exhibit 3 hereto, those Transferred Employees listed on Exhibit 4 hereto, and all rights associated with the foregoing under relevant laws and agreements.

(11)  “Clients” means all entities and individuals relevant to the Target Business, who have business contacts with the Seller and intend to purchase products and/or services of the Seller, and whose name, address and contact information is listed as Exhibit 3 hereto.

(12)  “Transferred Employee” means those employees currently employed by the Seller and proposed to be transferred to the Purchaser, whose names shall be listed on Exhibit 4 attached hereto.

(13)  “Control” means to own management power, earning right and decision making power of any enterprise, entity, asset and business through shareholding, trust, nominee shareholders or voting right.

(14)   “Consideration” means the consideration to be paid to the Seller by the Purchaser in connection with the acquisition of the Target Assets and the Target Business, as prescribed in Article 7, and adjusted in accordance with this Agreement.

(15)  “Closing Date” shall have the meaning as prescribed in Article 13 of this Agreement.

(16)  “Sell Back Option” means the right entitled to the Purchaser as a remedy in the event of an occurrence of certain circumstance prescribed in Chapter VI of this Agreement.

(17)  “Affiliate” means any entity whether or not incorporated as a legal person, (a) who owns or actually control shares/assets or equities of such entity; (b) whose shares/assets or equities are owned or actually controlled by such entity; (c) who, together with such entity, is owned or actually controlled by the same entity; (d) directors, supervisors and officers of such entity, and close relatives of any of the forgoing persons; and (e) who is owned or actually controlled by any of the forging persons as described in (d). Close relatives includes a spouse, lineal relatives, lineal relatives of a spouse and collateral relatives by blood within three generations.

(18)  The terms “above”, “exceed”, “amount to” used in this Agreement include the number itself.

2.	Provisions and exhibits referred to herein mean provisions and exhibits of this Agreement.

3.	Titles of this Agreement are set forth only for convenience of reading and shall not influence the content and interpretation of any provision.

CHAPTER II    PURCHASE OF ASSET AND BUSINESS

4.
The Seller agrees to transfer the Target Assets and the Target Business to the Purchaser according to the terms of this Agreement, and the Purchaser agrees to acquire Target Assets and Target Business according to the terms of this Agreement. Upon execution of this Agreement, the Seller shall not contact or negotiate with any third party with respect to the transfer or disposition of the Target Assets and/or the Target Business, and shall not impair the value of the Target Assets and/or affect the normal operation of the Target Business until Closing Date.

5.
The Seller shall proceed to provide all necessary working and living conditions and facilities for preparation teams consisting of specific employees (including but not limited to warehouse keeper, accountant, cashier, purchasing staff and project leader) dispatched in batches by the Controller or the Purchaser beginning on the Execution Date.

6.
After the Asset Purchase has been completed according to this Agreement, the Seller shall nullify its registration with the Administration for Industry and Commerce within 6 months following the Closing Date.

CHAPTER III    CONSIDERATION

7.	Consideration of Target Assets and Target Business contemplated hereunder amounts to RMB 49,322,100 (“Consideration”), which shall be paid by the Purchaser in cash in RMB.

8.	The Parties agree that the Consideration contemplated hereunder shall be paid in three installments:

(A)  First Installment: RMB 5,000,000 (“First Installment Consideration” or “Deposit”), which shall be paid to the bank account designated by the Seller within 10 business days after the Execution Date;

(B)  Second Installment: RMB 41,322,100 (“Second Installment Consideration”), which shall be paid to the bank account designated by the Seller within 3 months after the Closing Date;

(C)  Third Installment: RMB 3,000,000 (“Third Installment Consideration”), which shall be paid to the bank account designated by the Seller within 7 business days in accordance with Section 10 below after all the conditions prescribed in Article 13 have been consummated or waived in written by the Controller or the Purchaser.

Each Party agrees and confirms that, the Second Installment Consideration can be adjusted pursuant to Article 9 of this Agreement, and the Third Installment Consideration can be adjusted pursuant to Article 11 of this Agreement,

9.
The Seller and the Purchaser shall check inventory and fixed asset in the Target Assets before the Closing Date. If the actual value of the Target Assets (“Actual Value of Target Assets”) is discovered to be lower than the evaluation value (“Evaluation Value of Target Assets”) in the Evaluation Report after such review, the Second Installment Consideration shall be adjusted in accordance with the following formula:

Second Installment Consideration actually paid by the Purchaser = RMB 41,322,100 – (Evaluation Value of Target Assets – Actual Value of Target Assets)

10.
The Third Installment Consideration shall be paid to the bank account designated by the Seller in three separate installments, each installment, in amount of 1/3 of the Third Installment Consideration, will be payable after the first, second and third anniversary of the Closing Date (whichever is applicable). Each of the three separate installments shall be paid within 30 working days after the Controller or the Purchaser has first made written confirmation of the satisfaction of, or the Controller or the Purchaser has waived in writing, the following conditions (each payment date shall be a “Payment Date of Third Installment Consideration”):

(1)  The Target Assets and the Target Business have been successfully transferred and are well operated under the control of the Purchaser, and no material adverse change has occurred with respect to such Target Assets and Target Business.

(2)  All “Key Employees” included within in the Transferred Employees (including but not limited to Fan Wenda and his wife) shall continue to work for the Purchaser, and shall not have materially violate their respective Employment Contract, Confidentiality and Non-compete Agreement by and between such employees and the Purchaser, and such contract and agreement shall continue to be valid.

(3)  The amount of Third Installment Consideration to be paid has been adjusted and confirmed according to Article 11 of this Agreement.

(4)  As of each Payment Date of Third Installment Consideration, the statements, representations and warrants made hereunder by the Seller and the Purchaser shall be true, complete and sufficient. The Seller and the Purchaser shall have performed and complied with any obligation and covenant applicable to such Party hereunder in all the material aspects.

(5)  As of each Payment Date of Third Installment Consideration, no event or circumstance shall have occurred or, to the knowledge of either Party, is likely to occur, which may lead to a material adverse change with respect to the Target Assets, the Target Business, the Transferred Employees and/or the other transaction provided hereunder.

(6)  As of each Payment Date of Third Installment Consideration, there shall be no existing, pending and/or contingent suit or legal proceeding, adverse injunction, judgment, order, arbitration, claim or administrative order that may lead to the following result: (i) preventing completion of any transaction provided hereunder; (ii) causing any transaction hereunder to be revoked after completion; (iii) engendering material adverse influences to the Target Assets, the Target Business, or the Transferred Employees, or (iv) engendering any material adverse influences to the Purchaser’s right or capacity to operate the Target Business.

To avoid any doubt, regardless of whether there is conflicting provision in this Agreement, the Parties agree that in the event the Guarantor resigns or is terminated as an employee of the Purchaser for any reason before any Payment Date of any Third Installment Consideration, all unpaid Consideration shall no longer be due and payable hereunder.

11.
The Parties agree and confirm that the Third Installment Consideration shall be adjusted according to the annual sales volume (“Annual Effective Sales”) arising from the operation of the Target Business from and after the Closing Date, as audited on an annual basis. From and after the Closing Date, if the Annual Effective Sales of the Purchaser for every 12 month period is less than RMB 100,000,000, Third Installment Consideration shall be adjusted according to the following formula:

Third Installment Consideration of relevant 12 month period = Annual Effective Sales ÷ RMB 100,000,000 × (Third Installment Consideration ÷ 3)

To avoid any doubt, after any adjustment in accordance with this Section 11 has been made and the adjusted amount has been paid, if the Annual Effective Sales for any 12 month period following such adjustment is greater than RMB 100,000,000, none of the Parties shall claim for further adjustment of payment of the Third Installment Consideration adjusted and paid, which means each installment of the Third Installment Consideration to be paid within 3 years after the Closing Date shall be accounted independently and shall not be accumulated and carried forward.

12.	The Seller shall promptly issue to Purchaser written confirmation regarding its receipt of such funds on the date of receipt of any Consideration.

CHAPTER IV    PREREQUISITE AND FULFILMENT

13.
The Purchaser shall pay the Second Installment Consideration to domestic bank account designated by the Seller (the date of consummation or written waiver of such prerequisites by the Seller and the Purchaser shall be referred as the “Closing Date”) within 7 business days after written confirmation of the satisfaction of, or written waiver of, each of the following conditions by the Controller or the Purchaser:

(1)  The Purchaser is duly incorporated and validly existing and has obtained all the permits and governmental approvals required by daily operation, including but not limited to qualification of general tax payer;

(2)  Execution of this Agreement and transactions contemplated hereunder have been approved by Shareholders’ Meeting of the Purchaser;

(3)  Execution of this Agreement and transactions contemplated hereunder have been approved by Shareholders’ Meeting and/ or the Board of the Controller (if required);

(4)  The Controller and the Purchaser shall have finished their financial and legal due diligence of the Seller and shall be satisfied with the result of such due diligence. The Seller shall have finished relevant rectification according to suggestions in connection with the results of due diligence proposed by the Controller and the Purchaser (if any);

(5)  All of the governmental approvals and registrations required in connection with this Agreement, and consents and permits of any third party, shall have been duly obtained;

(6)  The Target Assets shall have been duly delivered to the Purchaser, including but not limited to:

(a)  Closing of Fixed Asset: the Parties confirm that, all Fixed Asset shall have been delivered to the Purchaser, any required registration, filing and approval shall have been completed, and any relevant supporting documents shall have been delivered to Purchaser. If there is any insurance attached to such Fixed Assets, transfer of insurance documents and formalities shall have been finished;

(b)  Closing of Inventory: the Parties confirm that all the Inventory shall have been delivered to the Purchaser, any required registration, filing and approval shall have been completed, and any relevant supporting documents shall have been delivered to Purchaser. If there is any insurance attached on such Inventory, transfer of insurance documents and formalities shall have been finished; in the event of any losses incurred by the Purchaser arising from quality problems of products in the Inventory, which shall be attributed to actions or inactions by the Seller and/ or Guarantor, the Seller and the Guarantor shall bear a several and joint compensation liability to such losses.

(c)  The Purchaser and the Seller shall have entered into a legal transfer agreement and document in respect to forgoing Target Assets, and the Controller and Purchaser shall be satisfied with content and form of such transfer documents.

(7)  The Purchaser (and/or the Controller) and the Seller shall have performed a physical count of the Target Assets, and have adjusted and confirmed the exact amount of the Second Installment Consideration in accordance with the results of such physical count as described in Article 9.

(8)  The Target Business shall have been duly delivered to the Purchaser through agreement, including but not limited to:

(a) Closing of Client Resources: the Seller shall have submitted to the Purchaser a complete Client list and contact materials responding to each Client;

(b)  Closing of Transferred Employees: the Seller shall provide a current employees list (attached as Exhibit 4 hereo) to the Purchaser, listing the name, position, time of signing on, serving entity, work place, salary and other welfare of employees, and shall confirm key employees with the Purchaser and Controller; Transferred Employees shall have terminated labor relationship with the Seller and have entered into new labor contract and confidentiality and non-compete agreement whose form and content are reasonably satisfactory to the Purchaser and Controller, with the Purchaser; The working age shall have been recalculated;, Among others, Fan Wenda and his wife, Wang Hongyan, shall have entered into new labor contract and confidentiality and non-compete agreement with terms of 3 years whose form and content are satisfactory to the Purchaser and Controller; Remuneration of Fan Wenda’s wife shall be determined subject to her position in the Purchaser; Basic remuneration of Fan Wenda shall be RMB 20,000 per month; In the event that the Annual Effective Sales for any 12 month period commencing after the Closing Date is lower than RMB 100,000,000, the Purchaser shall pay and additional 3% of net profit after tax to Fan Wenda as business commission; In the event that the Annual Effective Sales for any 12 month period commencing after the Closing Date is more than RMB 100,000,000, the Purchaser shall additionally pay 4% of net profit after tax to Fan Wenda as business commission; Notwithstanding any of the forgoing, under no circumstance, if the Annual Effective Sales for any 12 month period commencing after the Closing Date is less than RMB 80,000,000, or net profit ratio is lower than 10%, shall NOT the Purchaser be required to provide any business commission of such year to Fan Wenda. If any Transferred Employee is not willing to execute a labor contract with the Purchaser, the Seller shall have executed a confidentiality and non-compete agreement (non –compete period shall not be less than 3 years) with such employee and shall have paid certain economic compensation and non-compete compensation to such employee (provided that the Seller shall ensure that each Key Employees shall be transferred to the Purchaser)

(c)  All interested Parties have executed transfer agreements and documents with respect to the transfer of the Target Business, whose content and form is reasonably satisfactory to the Controller and the Purchaser.

(9)  The Seller and the Guarantor grant to the Purchaser an exclusive and irrevocable lease priority with respect to real property owned and occupied by the Seller, for a term of 1 year from of Execution Date of this Agreement. The Seller and the Guarantor agree that, in the event that the Purchaser exercises such priority within the term, rent of such real property shall not be higher than RMB 6.2/ m²/ month and the lease term shall not be less than 2 years. The Seller and the Guarantor shall not, for any reason, interfere with the exercise of such priority by the Purchaser.

(10)  The organ of power of the Seller (Shareholders Meeting or the Board, as appropriate) has executed all relevant resolutions and approved the execution of this Agreement and the transactions contemplated hereunder, including but not limited to approving the transfer of the Target Assets, the Target Business and Transferred Employees;

(11)  As of the Closing Date, the statements, representations and warrants made hereunder by the Seller and the Guarantor are true, complete and sufficient. The Seller and the Guarantor have performed and complied with all obligations and representations hereunder in all the material aspects;

(12)  As of the Closing Date, no changes, events or circumstances have occurred or reasonably likely to occur which may have a material adverse influence on the Target Assets, the Target Business, the Transferred Employees and/or the transactions contemplated hereunder;

(13)  As of the Closing Date, there shall be no existing, pending and/or contingent suit or legal proceeding, adverse injunction, judgment, order, arbitration, claim or administrative order that may lead to the following result: (i) preventing completion of any transaction provided hereunder; (ii) causing any transaction hereunder to be revoked after completion; (iii) engendering material adverse influences to the Target Assets, the Target Business, or the Transferred Employees, or (iv) engendering any material adverse influences to the Purchaser’s right and capacity to operate the Target Business..

14.	The Seller and the Guarantor shall take all the measures to ensure that the Asset Purchase be completed within 15 business days following the Execution Date of this Agreement.

CHAPTER V    REPRESENTATIONS AND WARRANTIES

15.
The Seller and the Guarantor severally and jointly make the following representations and warranties to the Controller and Purchaser, and except as otherwise prescribed, such representations and warrants shall be true on the Execution Dare and the Closing Date:

(1)  All of the information and materials in connection with the Target Business and the Target Assets provided to the Controller and the Purchaser by the Seller and the Guarantor in the process of due diligence and negotiation for execution of this Agreement are true, complete and accurate, and no such information and materials is false, misleading and materially deviated.

(2)  The Target Assets and the Target Business are legally owned by the Seller, and there is no pledge, mortgage, security, priority, option and other encumbrance existing on the Target Assets and the Target Business; the Seller and the Guarantor are duly authorized to execute and perform this Agreement and to transfer the Target Assets and the Target Business to the Purchaser unconditionally, without reservation, completely, legally and validly before the Closing Date.

(3)  The execution and performance of this Agreement by the Seller and the Guarantor shall not violate their Articles of Associations, binding laws and regulations, any administrative order, arbitration or judgment, other executed agreements and representations made to any third party, or lead any entity to claim ineffectiveness jointly or separately against the Controller and/or the Purchaser, or result in any claim, compensation, or claim or set any rights on the the Target Assets and/or the Target Business.

16.
The Seller and the Guarantor severally and jointly make the following representations and warrants, with respect to Closing of the Target Assets and the Target Business, to the Controller and Purchaser:

(1)  Closing of Target Assets and Target Business:

(a)  There is no title dispute, pledge, mortgage, lien, other rights, rights limitation or debt existing on, influencing, restricting or limiting all or part of the Target Assets; there is no agreement or representations which may entitle or create any such dispute, pledge, mortgage, lien, other rights, rights limitation or debt on all or part of the Target Assets;

(b)  The Controller and the Purchaser have confirmed and are satisfied with the agreement regarding to transfer of the Target Assets and the Target Business to the Purchaser. The Target Assets and the Target Business may not be delivered to the Purchaser without such confirmation by the Controller and the Purchaser;

(c) The delivered Inventory shall be certified goods and shall comply with normal marketing standard and quality requirement of such industry;

(d)  The Seller shall promote and ensure that the Transferred Employees set forth on Exhibit 4 execute employment contracts with the Purchaser after termination of labor relationship with the Seller.  Transferred Employees who refuse to enter into employment contracts with the Purchaser shall be otherwise settled by the Seller.  The Seller shall be liable for labor disputes and settlement, arbitration or suits arising herefrom and assume all the relevant fees and expenses;

(2)  Labor Relationship

(a)  Payable salary, fees for settlement, compensation and suit, or payable economic compensation or other relevant unpaid expenses arising from labor disputes between the Seller and a Transferred Employee existing, arising, or incurred before the Closing Date shall be unconditionally and irrevocably assumed and indemnified by the Seller;

(b)  Any economic compensation arising from termination of labor relationship between a Transferred Employee and the Seller shall be assumed by the Seller; Once the Transferred Employees have been employed by the Purchaser, the working age shall be recalculated and any economic compensation regarding the termination of the labor relationship shall be assumed by the Seller; If any economic compensation is required by any employee of the Seller for his/her office leave, such compensation calculated subject to the working age after the Closing Date shall be assumed by the Seller.

(3)  Social insurance and Housing Fund: Any social insurance, housing fund and social welfare unpaid or underpaid by the Seller before the Closing Dare, or fines and other penalties imposed by labor administrative authorities which has not been paid and performed by the Seller shall be unconditionally and irrevocably assumed by the Seller.

(4)  Target Business

(a) Target Business shall be operated normally by the Purchaser, and its nature and manner may not be changed or interrupted.

(b) None of the Clients will conduct material adverse adjustment to their relationship with the Target Business before the Closing Date or in the foreseeable period after the Closing Date.

(5)  Creditors’ Rights and Liabilities

(a)  Any liabilities or responsibilities (including but not limited to any product liabilities, liabilities for breach of contract, administrative penalties and contingent liabilities) existing on, arising from, or incurred by the Seller before the Closing Date shall be assumed by the Seller.

(b)  As of the Closing Date, none of the Target Assets and/or the Target Business will be involved in any administrative inquiry, suit, arbitration or other material disputes. There is no pending judgment, adjudication, fines, compensation or court order with respect to the Target Assets and/or the Target Business. To the best knowledge of the Seller and the Guarantor, there is no possibility of occurrence of any of the forgoing events.

(6)  Non-Competition. As of the Closing Date, the Seller, the Guarantor and their affiliates shall not, directly or indirectly, participate in any activities which may compete with Purchaser or Controller (including the Target Business), or may deprive of, impair or infringe business interests or opportunities of the Purchaser or Controller, or acquire or possess interests from such activities; each of the Seller and the Guarantor shall not, in any identity or manner, directly or indirectly procure, induce or lead any employee, service provider, consultant or agent who have established or will establish an employment relationship, service relationship, client relationship, or agent relationship with the Purchaser or Controller, to terminate such relationship or give up or refuse to establish such relationship with the Purchaser or Controller, or engage in any activity which is intended to cause the forgoing result. The Seller and the Guarantor agree and confirm that, in the event of any violation of such non-competition and non-solicitation obligations, they shall indemnify the Purchaser and/ or the Controller for all the losses arising herefrom, including but not limited to reasonable attorney expenses. Any competition behavior conducted by any of the affiliates of the Seller or the Guarantor shall be deemed to be a violation of this article by the Seller or the Guarantor, and the Seller and Guarantor shall assume joint and several liabilities for such behavior. The employment of Fan Wenda and his wife by the Purchaser or their solicitation of employees or clients on behalf of the Purchaser shall not be a violation of this article

17.	In accordance with this Agreement, the Seller and the Guarantor shall be responsible for or assist in the diligent execution, approval, registration, alteration and filing of this Agreement.

18.
At any time after execution of this Agreement or completion of due diligence of the Seller (whichever is earlier), in the event of any requirement by the Controller or the Purchaser to amend, delete, or add articles hereto, or enter into any supplement agreement as a result of due diligence findings, the Seller shall not refuse such requirement unreasonably and shall use its best efforts to coordinate such changes with the Purchaser.

CHAPTER VI    SELL BACK OPTION

19.
The Parties agree that, in the event of any claim or suit against, or liability of the Controller or/ and Purchaser, or loss of ownership/ use right of the Target Assets by the Purchaser, or the impossibility of conducting the Target Business, which arise from a material violation of this Agreement by the Seller and/or Guarantor (including but not limited to a violation of the non-compete provisions applicable to such Parties and their affiliate), malicious act or negative act, false statement and concealment, the Purchaser is entitled to exercise a Sell Back Option, subject to which the Purchaser can resell the Target Assets and Target Business to the Seller according to provisions as follows.

20.	Exercise period of Sell Back Option is 3 years following the Closing Date.

21.
The Purchaser has a complete and independent option to resell the Target Assets and the Target Business to the Seller when exercising the Sell Back Option. The Seller shall refund the breach penalty which is equivalent to the Consideration paid and an annual interest of 15% of such Consideration to the Purchaser within 10 days of receipt of the notice issued by the Purchaser. When the Purchaser exercises the Sell Back Option, the Seller and the Guarantor agree to execute all required document and take all the necessary action according to this Agreement, including but not limited to timely executing documents required for alteration registration with the applicable governing authority.

22.
In the event of a circumstance prescribed in Article 19, however, if the Purchaser fails to exercise the Sell Back Option, the Purchaser is entitled to rectify and adjust the Consideration contemplated hereunder, and the adjusted Consideration shall not exceed 70% of the original Consideration. The Seller shall refund the margin of Consideration unconditionally to the Purchaser in the manner accepted by the Controller and the Purchaser within 10 days of receipt of notice issued by the Purchaser; In the event that the Seller fails to pay such margin, the Purchaser is entitled to deduct the margin from any fund payable to the Seller.

CHAPTER VII    CONFIDENTIALITY

23.
The Parties hereby agree that each Party shall maintain confidentiality of any trade secret or technology information of any other Party obtained during the performance of this Agreement, regardless of whether the transactions contemplated hereunder are consummated. Such confidentiality obligation shall not terminate until the date on which such confidentiality information is voluntarily disclosed by its own right holder or enters into public domain through other lawful methods. The Parties shall not publish any media report, announcement, correspondence, notice or document regarding the drafting and performance of terms in this Agreement, the transactions or arrangements under this Agreement or any matters related hereof without obtaining prior written consent of the other Parties, except for the situation as required by any applicable legal or regulatory stipulations, or requirements possibly raised by New York Stock Exchange, NASDAQ, the Stock Exchange of Hong Kong, London Stock Exchange, Singapore Exchange Limited and Supervisory Commission of other stock exchanges, or the prudent disclosure to the shareholders, controllers, investment advisors, financial advisors, auditors, legal advisors by Purchaser and/or Controller. This article shall survive the termination of this Agreement for any reason.

CHAPTER VIII    NOTICES

All notices or other documents pursuant to this Agreement shall be in writing and delivered personally or sent by express mail, or by facsimile transmission to the address and/or facsimile number of such Party set forth below, or other address and/or facsimile number as prescribed in the latest notice and/or facsimile transmission by such Party to other Parties:

(i)	Controller:	Shenzhen Yue Pengcheng Electric Motor Co., Ltd.
	Address:	Fu Yuaner Road, High-tech Park, Fu Yong Street, Fu Yong Town, Shenzhen
	Facsimile:	0755-81499855
	Attn:	Li Jianrong

(ii)	Seller:	Ningbo Bang Shi Da Electrical Equipment Co., Ltd.
	Address:	Hu Di Village, Lin Shan Town, Yuyao
	Facsimile:	0574-62161677
	Attn:	Fan Wenda

(iii)	Guarantor:	Fan Wenda
	Address:	Hu Di Village, Simen Twon, Yuyao
	Facsimile:	0574-62161677

24.
Any such notices or other documents given by personal delivery shall be deemed effectively given when received by the designated receiver; notices or other documents given by facsimile transmission shall be deemed effectively given when replying code or other confirmation signal has been received; notices or other documents given by mail shall be deemed effectively given in 7 days as of the delivery date. In order to certify the delivery of such notice, the relevant Party merely needs to certify that such notice has been placed or delivered to the address of the receiver, or the address of the receiver has been appropriately written on the envelop of such notice, and such notice has been mailed appropriately.

CHAPTER IX    TAXES AND EXPENDITURES

25.
The fees and other costs arising from the investigation, negotiation, drafting, execution and performance related to this Agreement and transactions relating to this Agreement shall be respectively born by the Party incurring such costs.

26.	The taxes and fees relating to the transfer of Target Assets and Target Business levied by governmental authorities shall be borne by Seller.

27.
Unless otherwise required pursuant to applicable laws or provided in this Agreement, the taxes and fees relating to the transactions under this Agreement payable as prescribed by laws shall be borne by the respective Parties.

28.
Purchaser shall withhold and remit taxes which shall ultimately be borne by Seller in the event that Purchaser is required to withhold and remit taxes upon paying Consideration pursuant to applicable laws and regulations.

CHAPTER X    FORCE MAJEURE

29.
Proportionate exemption shall be rendered for the total or partial failure to perform this Agreement due to force majeure. Force Majeure means any event, situation or condition beyond anticipation, avoidance and reasonable control of relevant Parties and unable to be avoided or overcome after reasonable and prudential measures have been taken, which directly or indirectly hinders the performance of any obligation under this Agreement, including but not limited to disaster, war, fire, explosion, epidemics, flood and storm.  The Party shall give notice to the other Parties which states in detail the force majeure event within 14 days commencing from the date of the occurrence of such force majeure event in the event that any Party fails to perform any clause or condition of this Agreement due to the occurrence of any force majeure event.  Any extension to perform or failure to perform under this Agreement due to force majeure event shall not constitute breach of contract by the implicated Parties, nor shall it constitute the basis of any claim, compensation or penalty. Under such circumstance, the Parties shall take reasonable and feasible measures to perform this Agreement, and the Parties implicated by force majeure event shall take reasonable measures to prevent the increase of losses. The implicated Parties shall give notice to the other Parties stating the cease of the force majeure event within 14 days commencing from the date of the cease of the force majeure event.

30.
The Parties may negotiate to terminate this Agreement in the event that this Agreement cannot be performed due to any force majeure event occurring prior to Closing Date, which lasts for more than 6 months; in the event that this Agreement is terminated by such method, any amount paid by Controller or Purchaser shall be refunded immediately, including but not limited to Deposit in the amount of RMB 5,000,000.

CHAPTER XI    BREACH OF CONTRACT

31.
Failure of performance or sufficient performance of this Agreement, breach of any commitment, representations and warrants hereunder, or failure to make true, accurate, complete covenants, statements and warranties by any Party shall constitute a breach of this Agreement. The breaching Party shall bear all and any liability of actual loss arising from such breach, and pay damages in full to the Party accepting such commitment, representation or warrant, which includes but is not limited to the whole loss, litigation and/or arbitration fees, attorney’s fees, investigation fees, evaluation fees and/or notarization fees of the non-breaching Party.  The respective breaching Parties shall bear their own corresponding damages arising from their respective breach in proportion with their respective faults in the event that several Parties under this Agreement commit breach of this Agreement.  This article shall not limit the right of the Parties to seek other legal remedies, including but not limited to the right to demand actual performance provided by the Contract Law of the PRC.

32.
Purchase shall be entitled to deduct directly the amount of damages from Consideration and recover any deficiency pursuant to the laws and this Agreement in the event that Seller and/or Guarantor commit a breach under this Agreement.

33.
In consideration that Guarantor is the shareholder of Seller and Seller will nullify its Industry and Commerce registration within 6 months as of Closing Date, Guarantor hereby irrevocably agrees and confirms that Guarantor shall be jointly liable with Seller for any and all obligations and liabilities of the Seller under this Agreement, including but not limited to any obligation of payment and damages.

34.
Seller shall refund the First Installment Consideration (interest in accordance with bank interest rate in the same period added) to Purchaser within 3 business days upon receipt of written notice by Controller or Purchaser in the event of the occurrence of any of the following circumstance after payment of First Installment Consideration by Purchase:

(1)  the transaction under this Agreement fails to be completed within 45 days of the Execution Date for whatever reasons;

(2)  the prerequisites of Closing provided in Article 13 of this Agreement fail to be fulfilled due to the action or inaction of Seller and/or Guarantor;

(3)  substantial and unfavorable changes occur in the assets, business, personnel or finance of Seller and/or Guarantor prior to Closing Date, for which Controller or Purchaser reasonably deems that conditions for closing under this Agreement may not be fulfilled within a reasonable time;

(4)  Seller and/or Guarantor commit a material breach of any provision under this Agreement prior to Closing Date, including but not limited to any representation, commitment or warranty under this Agreement.

CHAPTER XII    GOVERNING LAW AND RESOLUTION DISPUTES

35.
This Agreement shall be governed, bound and protected by the laws of the PRC. The interpretation, performance, amendment, termination, validity and dispute resolution of this Agreement shall be conducted in accordance with the laws of the PRC.

36.
In the event of any dispute with respect to the execution, interpretation, performance or validity of the provisions of this Agreement or any dispute related to this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission South China Sub-Commission (the “CIETAC South China”) for arbitration. The arbitration shall be conducted in Shenzhen in accordance with then-effective and applicable arbitration rules of CIETAC. The arbitration ruling shall be final and binding on both Parties.

CHAPTER XIII    EFFECTIVENESS OF THIS AGREEMENT

37.
This Agreement shall become effective as of the Execution Date first above written after all Parties or their respective authorized representatives sign and/or seal in this Agreement, and come into force and be become binding upon all Parties. All Parties shall perform their respective obligations in accordance with relevant provisions of this Agreement as of the Execution Date.

38.
In the event that any provision or stipulation under this Agreement is invalid, unlawful or unenforceable in accordance with the laws of the PRC, any other provision shall remain effective and binding on all Parties without affecting the integral performance and material contents of this Agreement.

CHAPTER XIV    MISCELLANEOUS

39.
This Agreement shall constitute the entire agreement reached by and among the Parties with respect to this Agreement, and shall supersede all prior intentions, understandings, agreements, other written records, oral consensus or promises reached among the Parties with respect to this Agreement.

40.
Any omission or delay in exercising any right, power or privilege under this Agreement shall not be deemed as waiver of such right, power or privilege to the extent permitted by the laws of PRC. Any right, power or privilege under this Agreement shall be accumulative, and shall not exclude any other right, power or privilege (regardless of whether regulated by laws); any separate or partial  exercise of any right, power or privilege shall not exclude any other exercise or further exercise of such right, power or privilege in future circumstances.

41.	This Agreement is executed in three copies, each Party having one copy with equal legal validity.

Exhibits of this Agreement:

Exhibit A: Evaluation Report
Exhibit B: List of Inventory and Fixed Assets
Exhibit C: Clients List
Exhibit D: List of Transferred Employees

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Signature Pages of Assets and Business Purchase Agreement.

Purchaser: [Ningbo Heng Bang Long Electrical Equipment Co., Ltd.]

Signature/Seal: /s/ Wang Yue                     [Company Seal]
Name of Legal Representative: Wang Yue
Title: Chairman of the Board

Signature Pages of Assets and Business Purchase Agreement.

Seller: [Ningbo Bang Shi Da Electrical Equipment Co., Ltd.]

Signature/Seal: /s/ Fan Wenda                    [Company Seal]
Name of Authorized Representative:
Title:

Signature Pages of Assets and Business Purchase Agreement.

Guarantor: Fan Wenda

Signature: /s/ Fan Wenda